EXHIBIT 99.1

Apyx Medical Corporation Reports Third Quarter 2026 Financial Results

• Reported total revenue of $14.0 million in the third quarter of 2026 primarily driven by 17% growth in the Surgical Aesthetics segment
• Initiated successful full commercial launch of the power liposuction handpiece for the AYON system in the third quarter
• Reaffirmed total revenue guidance for FY2026 of $59.0 million to $60.0 million
• Management to host a conference call today at 8:00 a.m. ET

CLEARWATER, FL — November 5, 2026 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the leader in surgical aesthetics marketed and sold as Renuvion® and the AYON Body Contouring System™ (AYON), today reported financial results for its third quarter ended September 30, 2026.

Recent Financial and Operating Highlights:

•	Reported total revenue of $14.0 million in the third quarter of 2026, compared with $12.9 million in the same period last year.
◦

Surgical Aesthetics revenue increased to $13.0 million in the third quarter of 2026, compared with $11.1 million in the third quarter of 2025, which was the result of sales of AYON domestically and Renuvion generators internationally.

◦	OEM revenue was approximately $1.1 million in the third quarter of 2026, representing a decrease of 42% from the same period last year.
•	Net loss attributable to stockholders of $1.8 million in the third quarter of 2026, compared with a net loss attributable to stockholders of $2.0 million in the third quarter of 2025.
•	Adjusted EBITDA was $0.4 million for the third quarter of 2026, compared with Adjusted EBITDA loss of $0.1 million for the third quarter of 2025.
•	Initiated the full commercial launch of the reusable power liposuction handpiece for the AYON Body Contouring System in the third quarter of 2026, following positive feedback from key early adopter surgeons.
•	Published prospective clinical study supporting Renuvion’s effects on biological markers associated with skin quality in the peer-reviewed academic journal Plastic and Reconstructive Surgery—Global Open. Among six participants completing six-month follow-up, treated tissue demonstrated 30% greater elastin fiber density and 34% less inflammation compared with untreated control areas.

“We are pleased to report 17% growth in our Surgical Aesthetics business for the quarter, reflecting continued adoption of AYON and the progress we are making in executing our commercial strategy,” said Charlie Goodwin, President and Chief Executive Officer. “Over the past year, we have continued to demonstrate the value AYON offers by providing a full suite of complementary body contouring capabilities in one integrated platform. We are building on that foundation with the broader commercial launch of power liposuction, which has received very positive early feedback from surgeons since it received FDA clearance earlier this year. We estimate that approximately 70% of plastic surgeons use power liposuction, making this an important addition that broadens AYON’s appeal.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(In thousands)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Surgical Aesthetics	$12,970	$11,065	$1,905	17.2%	$36,090	$28,622	$7,468	26.1%
OEM	1,060	1,812	(752)	(41.5)%	4,314	5,058	(744)	(14.7)%
Total	$14,030	$12,877	$1,153	9.0%	$40,404	$33,680	$6,724	20.0%

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(In thousands)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Domestic	$9,703	$9,332	$371	4.0%	$27,223	$23,851	$3,372	14.1%
International	4,327	3,545	782	22.1%	13,181	9,829	3,352	34.1%
Total	$14,030	$12,877	$1,153	9.0%	$40,404	$33,680	$6,724	20.0%

Third Quarter 2026 Results:

Total revenue for the three months ended September 30, 2026, increased 9% to $14.0 million, compared with $12.9 million in the prior year period. Surgical Aesthetics segment sales increased 17%, or $1.9 million, to approximately $13.0 million for the three months ended September 30, 2026, when compared with $11.1 million for the three months ended September 30, 2025. The Surgical Aesthetics sales increase was driven by sales of AYON, which commenced with the commercial launch in the third quarter of 2025 and increased sales of generators internationally. These increases were partially offset by decreases in domestic sales of standalone generators and single-use handpieces globally. OEM segment sales decreased 42%, or $0.8 million, to approximately $1.1 million for the three months ended September 30, 2026 when compared with $1.8 million for the three months ended September 30, 2025. The decrease in OEM sales was due to a decrease in sales volume to existing customers. With the increased focus on Surgical Aesthetics, the Company expects that OEM segment revenue will decrease for the year.

Gross profit for the three months ended September 30, 2026, increased 8% to $9.0 million, compared with $8.3 million for the same period in the prior year. Gross margin for the three months ended September 30, 2026, was relatively steady at 64.2%, compared to 64.4% for the same period in 2025.

Operating expenses increased to $9.6 million for the three months ended September 30, 2026, compared with $9.1 million for the same period last year. The increase in operating expenses was driven by a $0.4 million increase in salaries and related costs and a $0.2 million increase in selling, general and administrative expenses, partially offset by a $0.2 million decrease in professional services.

Other expense, net increased slightly to $1.1 million for each of the three months ended September 30, 2026, compared with $1.0 million for the same period last year.

Net loss attributable to stockholders was $1.8 million, or $0.04 per share, for the three months ended September 30, 2026, compared with $2.0 million, or $0.05 per share, in the prior year period.

Adjusted EBITDA for the three months ended September 30, 2026 was $0.4 million as compared with an Adjusted EBITDA loss of $0.1 million for the three months ended September 30, 2025.

For the three months ended September 30, 2026, net cash used in operating activities was $1.6 million, compared with $3.5 million used in the three months ended September 30, 2025. The decrease was primarily due to changes in working capital combined with a reduction in net loss. As of September 30, 2026, the Company had cash and cash equivalents of $25.8 million.

Financial Guidance for Full Year 2026:

The Company reaffirmed its revenue guidance targets and updated its operating expenses target for the year ending December 31, 2026:

•	Total revenue in the range of $59.0 million to $60.0 million, compared with $52.8 million reported for the year ended December 31, 2025.
◦	Total revenue guidance assumes:
▪	Surgical Aesthetics revenue is expected to be in the range of $54.0 million to $55.0 million, compared with approximately $45.3 million reported for the year ended December 31, 2025.
▪	OEM revenue is expected to be approximately $5.0 million, compared with approximately $7.5 million for the year ended December 31, 2025.
•	The Company expects gross margins in the range of 63% to 65%.
•	Total Company now expects operating expenses in the range of $41.0 million to $42.5 million for the year ended December 31, 2026, down from the previous guidance of less than $45.0 million.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time today, November 5th to discuss the results of the third quarter ended September 30, 2026, followed by a question-and-answer session. To listen to the call by phone, interested parties may dial 800-717-1738 (or 646-307-1865 for international callers) and provide access code 20167. Participants should ask for the “Apyx Medical Corporation Call”. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and accessible directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1774261&tp_key=ce078acae0

An archive of the webcast will be accessible approximately one hour after the live event ends on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Jeremy Feffer, Managing Director, LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com

About AYON Body Contouring System™:

AYON is a groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates advanced fat removal technologies, Renuvion’s tissue contraction and electrosurgical capabilities, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. With advanced features like LIFT Technology for real-time adjustments and Renuvion for enhanced tissue contraction, AYON sets a new standard in surgical care, streamlining procedures and maximizing patient outcomes. Backed by Apyx Medical’s expertise and evidence-based design, AYON delivers consistent, reliable performance and an unmatched return on investment. As the first of its kind, AYON is revolutionizing body contouring and shaping the future of aesthetic surgery.

About Apyx Medical Corporation:

Apyx Medical Corporation is a surgical aesthetics company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® and the AYON Body Contouring SystemTM in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents.
The AYON Body Contouring System is an FDA-cleared, groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, electrosurgical capabilities and Renuvion for tissue contraction, empowering surgeons to deliver the most comprehensive body contouring treatments for patients.
The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at

www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Sales, net	$14,030	$12,877	$40,404	$33,680
Cost of sales	5,029	4,580	14,608	12,635
Gross profit	9,001	8,297	25,796	21,045
Other costs and expenses:
Research and development	849	801	2,407	2,429
Professional services	1,148	1,321	3,614	4,182
Salaries and related costs	3,595	3,191	10,222	9,344
Selling, general and administrative	3,980	3,816	12,841	11,547
Total other costs and expenses	9,572	9,129	29,084	27,502
Loss from operations	(571)	(832)	(3,288)	(6,457)
Interest income	286	292	780	874
Interest expense	(1,414)	(1,413)	(4,177)	(4,182)
Other income, net	9	76	47	76
Total other expense, net	(1,119)	(1,045)	(3,350)	(3,232)
Loss before income taxes	(1,690)	(1,877)	(6,638)	(9,689)
Income tax expense	116	78	383	176
Net loss	(1,806)	(1,955)	(7,021)	(9,865)
Net (loss) income attributable to non-controlling interest	(21)	29	115	47
Net loss attributable to stockholders	$(1,785)	$(1,984)	$(7,136)	$(9,912)

Loss per share:
Basic and diluted	$(0.04)	$(0.05)	$(0.16)	$(0.24)

APYX MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2026
	(Unaudited)	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$25,777	$31,740
Trade accounts receivable, net of allowance of $1,180 and $1,020	14,872	16,776
Inventories, net of provision for obsolescence of $1,169 and $1,207	11,950	8,602
Prepaid expenses and other current assets	1,244	1,353
Total current assets	53,843	58,471
Property and equipment, net of accumulated depreciation and amortization of $4,656 and $4,293	2,193	2,371
Operating lease right-of-use assets	3,880	4,218
Finance lease right-of-use assets	12	28
Other assets	1,742	1,752
Total assets	$61,670	$66,840
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,513	$3,058
Accrued expenses and other current liabilities	6,872	8,214
Current portion of operating lease liabilities	467	407
Current portion of finance lease liabilities	18	21
Total current liabilities	10,870	11,700
Long-term debt, net of debt discounts and issuance costs	35,573	34,849
Long-term operating lease liabilities	3,688	4,051
Long-term finance lease liabilities	—	12
Long-term contract liabilities	1,167	1,050
Other liabilities	335	347
Total liabilities	51,633	52,009
EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 42,124,023 issued and outstanding as of September 30, 2026, and 41,785,946 issued and outstanding as of December 31, 2025	42	42
Additional paid-in capital	105,847	103,620
Accumulated deficit	(96,258)	(89,122)
Total stockholders’ equity	9,631	14,540
Non-controlling interest	406	291
Total equity	10,037	14,831
Total liabilities and equity	$61,670	$66,840

APYX MEDICAL CORPORATION
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

Use of Non-GAAP Financial Measure

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, stock-based compensation expense and other significant non-recurring items.

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2026	2025	2026	2025
Net loss attributable to stockholders	$(1,785)	$(1,984)	$(7,136)	$(9,912)
Interest income	(286)	(292)	(780)	(874)
Interest expense	1,414	1,413	4,177	4,182
Income tax expense	116	78	383	176
Depreciation and amortization	187	164	585	434
Stock-based compensation	753	530	2,139	1,501
Adjusted EBITDA	$399	$(91)	$(632)	$(4,493)